EXHIBIT 99.1

News Release
FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, President/CEO
Alvin D. Kang, CFO
(323) 634-1700
www.broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION ANNOUNCES

STOCKHOLDER ELECTION OF DIRECTORS

AND SECOND QUARTER DIVIDEND

LOS ANGELES, CA – (BUSINESS WIRE) – June 27, 2005 – Broadway Financial Corporation (“Company”) (NASDAQ Small-Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (“Bank”), today announced:

☐	The election of three directors, Mr. A. Odell Maddox, Mr. Daniel A. Medina and Mr. Virgil Roberts by the stockholders at the Annual Meeting held on June 22, 2005. The three directors will serve for terms of three years each ending in 2008.

☐	The ratification of Crowe Chizek and Company LLP by the stockholders as the Company’s independent audit firm for 2005.

☐	The payment of the Company’s cash dividend for the second quarter. A dividend of $0.05 cents per share of the Company’s Common Stock will be paid on July 29, 2005 to stockholders of record as of July 6, 2005.

The Bank continues to exceed the capital requirements necessary to be deemed “well capitalized” for regulatory capital purposes.

The Bank is a community-oriented savings bank, which primarily originates residential mortgage loans in the Los Angeles geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one in the nearby city of Inglewood, California. Shareholders, analysts and others seeking information about the Company or the Bank are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.